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                                                                    EXHIBIT 4(l)


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                                     FOR THE
                    AGREEMENTS AS TO EXPENSES AND LIABILITIES
                                     AND THE
                      AMENDED AND RESTATED TRUST AGREEMENTS

     This Assignment and Assumption Agreement (this "Agreement") is entered into as of August 31, 2002 by and between CenterPoint Energy, Inc., a Texas corporation (the "New Obligor"), and Reliant Energy, Incorporated, a Texas corporation (formerly Houston Lighting & Power Company) (the "Existing Obligor").

     WHEREAS, (i) the Existing Obligor and HL&P Capital Trust I, a Delaware business trust ("Trust I"), are parties to the Agreement as to Expenses and Liabilities dated as of February 4, 1997 (the "Trust I Expense Agreement") in favor of the beneficiaries of Trust I, providing for the guaranty of full payment of certain obligations of Trust I in connection with Trust I's issuance and sale of its 8.125% Trust Preferred Securities, Series A (the "Preferred Securities"), and (ii) the Existing Obligor and HL&P Capital Trust II , a Delaware business trust, ("Trust II") are parties to the Agreement as to Expenses and Liabilities dated as of February 4, 1997 (the "Trust II Expense Agreement," and together with the Trust I Expense Agreement, the "Expense Agreements") in favor of the beneficiaries of Trust II, providing for the guaranty of full payment of certain obligations of Trust II in connection with Trust II's issuance and sale of its 8.257% Capital Securities, Series B (the "Capital Securities, and together with the Preferred Securities, the "Securities");

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 19, 2001, among the Existing Obligor, the New Obligor and Reliant Energy MergerCo, Inc., a Texas corporation and an indirect wholly owned subsidiary of the New Obligor ("MergerCo"), MergerCo will be merged with and into the Existing Obligor (the "Merger"), with the Existing Obligor to be the surviving corporation, as a result of which, at the effective time of the Merger each share of common stock, without par value, of the Existing Obligor will be converted into one share of the New Obligor's common stock, par value $0.01 per share, and the Existing Obligor will become a wholly owned subsidiary of the New Obligor;

     WHEREAS, concurrently with the Merger, the Existing Obligor will (i) distribute the capital stock of all of its subsidiaries, other than certain financing subsidiaries, to the New Obligor (the "Stock Distribution") and (ii) convey its Texas electric generation assets and certain buildings and related assets to indirect wholly owned subsidiaries of the New Obligor (the "Asset Conveyance," and together with the Merger and the Stock Distribution, the "Restructuring");

     WHEREAS, the Restructuring is a transfer of the Existing Obligor's properties and assets substantially as an entirety;



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     WHEREAS, the sole asset of each of Trust I and Trust II is an aggregate principal amount of junior subordinated debentures (the "Debentures"), issued under the Junior Subordinated Indenture dated as of February 1, 1997 between the Existing Obligor and The Bank of New York, as Trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1 and Supplemental Indenture No. 2 both dated as of February 1, 1997 and both between the Existing Obligor and the Trustee (as supplemented, the "Indenture"), equal to the aggregate liquidation amount of the Securities and the common securities issued by each Trust;

     WHEREAS, as required by Section 8.1 of the Indenture, pursuant to Supplemental Indenture No. 3 dated as of the date hereof, the New Obligor is assuming the obligations of the Existing Obligor under the Debentures and the Indenture as transferee of the Existing Obligor's properties and assets substantially as an entirety and in connection therewith, the Existing Obligor desires to transfer the Common Securities of each Trust to the New Obligor;

     WHEREAS, pursuant to Section 5.10 of each of Trust I's and Trust II's Amended and Restated Trust Agreement, each dated as of February 4, 1997 and among the Existing Obligor, as Depositor, the Trustee as Property Trustee and The Bank of New York (Delaware) as Delaware Trustee (together, the "Trust Agreements"), in order to transfer the Common Securities, the Existing Obligor must transfer and the New Obligor must assume all rights and obligations under the Expense Agreements;

     WHEREAS, as contemplated by Section 2.1 of each of the Expense Agreements, the Existing Obligor is hereby assigning to the New Obligor and the New Obligor is hereby assuming from the Existing Obligor, all obligations of the Existing Obligor under the Expense Agreements and for all purposes is becoming the "Corporation" under the Expense Agreements;

     WHEREAS, pursuant to Section 10.8 of each of the Trust Agreements, the Existing Obligor may assign its obligations under the Trust Agreements in connection with the Restructuring;

     WHEREAS, as contemplated by Section 10.8 in each of the Trust Agreements, the Existing Obligor is hereby assigning to the New Obligor and the New Obligor is hereby assuming from the Existing Obligor, all obligations of the Existing Obligor under the Trust Agreements and for all purposes becoming the "Depositor" under the Trust Agreements;

     NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



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     1. Assignment. The Existing Obligor hereby assigns and delegates to the New
Obligor all of its rights and obligations under the Expense Agreements and under the Trust Agreements.

     2. Assumption. The New Obligor hereby accepts the foregoing assignment by the Existing Obligor and hereby assumes all of the Existing Obligor's rights and obligations under the Expense Agreements and under the Trust Agreements.

     3. Release and Substitution. The New Obligor unconditionally and irrevocably (i) releases the Existing Obligor from all obligations and liabilities under the Expense Agreements and the Trust Agreements and (ii) agrees to be substituted for the Existing Obligor under the Expense Agreements and the Trust Agreements and for all purposes is becoming (x) the "Corporation" under the Expense Agreements and (y) the "Depositor" under the Trust Agreements.

     4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.



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     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer as of the date first above written.



                                        CENTERPOINT ENERGY, INC.


                                        By:          /s/ Rufus Scott
                                           -------------------------------------
                                           Name: Rufus Scott
                                           Title:    Vice President



                                        RELIANT ENERGY, INCORPORATED


                                        By:         /s/ Marc Kilbride
                                           -------------------------------------
                                           Name: Marc Kilbride
                                           Title: Treasurer




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